Management’s Discussion and Analysis

December 31, 2007

This Management’s Discussion and Analysis (MD&A) is dated April 18, 2008, and should be read in conjunction with the audited financial statements for the year ended December 31, 2007. This and other information relating to Genoil Inc. are available on SEDAR at www.sedar.com.

BUSINESS OF THE CORPORATION

Genoil Inc. is an international engineering technology development company based in Alberta, Canada.
The company has developed innovative hydrocarbon, oil and water separation, and marine technologies.

The company specializes in heavy oil upgrading, process system optimization, development, engineering, design and equipment supply, installation, start up and commissioning of services to specific oil production, refining and related markets.

Genoil has designed and developed the Genoil Hydroconversion Upgrader (GHU®), an improved hydrogenation process that upgrades and increases the yields from high sulphur, acidic, heavy crude oils and heavy refinery feed stocks, bitumen and refinery residues into light, clean transportation fuels;
and the Crystal Sea separator, a bilge water treatment system which has successfully met or exceeded the highest guidelines and standards of the United States Coast Guard and the International Maritime
Organization’s MEPC Resolution 107 (49) MEP for pollution prevention equipment for ship bilges.

The Company currently has 19 full time employees and 6 full time contracted consultants located in three principal offices – Calgary, AB, Edmonton AB, and New York, NY. In addition, the Company operates a heavy oil upgrading pilot facility in Two Hills, AB, with a capacity of 10 barrels per day where heavy oil and residue samples are upgraded for potential clients testing.

Genoil’s sales and marketing operations are run through a network of commissioned technical sales agents in 36 countries.

The Company’s securities trade on both the TSX Venture Exchange (Symbol: GNO) and the NASDAQ
OTC Bulletin Board (Symbol: GNOLF).

The Company has not generated revenues from its technologies to date and has funded its near term operations by way of capital stock private placements and short-term loans.

Genoil Hydroconversion Upgrader

Genoil is primarily involved in the development and commercial applications of its proprietary heavy oil upgrading technology – the Genoil Hydroconversion Upgrader (GHU®).

The GHU(GHU®) converts sour (high sulphur), heavy hydrocarbon feed stocks into lighter oil with higher quality distillates for conventional refining. The GHU® process uses a hydrogen enrichment methodology based on catalytic hydrogenation and flash separation.

The GHU(GHU®)’s unique intellectual property is in its hydroconversion design and mixing devices. A GHU(GHU®)
provides greater mass/heat transfer between hydrogen, crude and catalyst. As a result, hydroconversion can be achieved at mild operating conditions.

Sour, acidic, heavy crude and residual by-products are converted into lighter distillates, increasing the
API (or lowering the density), while maximizing denitrogenation, desulphurisation and demetalisation to meet new regulatory requirements. The upgraded crude product will have higher yields of naphtha, distillates and vacuum gas oil with reduced levels of contaminants such as sulphur, nitrogen and metals.
Genoil’s process is designed specifically to eliminate most of the sulphur from the feed stocks.

Genoil has both a US and a Canadian patent for its GHU® process. Its pilot plant in Alberta has progressed through the development stage and the costs of commercialization have been expensed.

Maxis Oil Water Separator

Genoil’s Maxis product line uses a hydrocyclone system to provide pre-treatment and de-watering of crude emulsions. The flexibility and versatility of the Maxis technology allows this system to be applied in a wide variety of industries and applications.

Genoil will continue its product development phase for Maxis and currently has proposals on the table with two major oil companies based on the Maxis technology. Additionally, the Company is beginning to apply its Maxis technology to water purification and environmental cleanup applications.

Crystal Oil and Water Separators

Genoil’s Crystal oil and water separator is a compact unit that is able to handle small volumes (from 2
GPM to 20 GPM) using a compartmental process. Genoil has initiated work on the Crystal 3-phase oil-
water separation technology.

Additionally, Genoil has successfully completed testing on its improved Crystal Sea bilge water separator at Testing Service, Inc., in Salt Lake City, Utah, meeting IMO MEPC 107 (49) resolution and receiving the United States Coast Guard certification, which requires bilge water separators to have an effluent discharge of less than 15 ppm impurities for territorial water and less that 5 ppm for discharge into inland waters. Certification of the Crystal Sea was also received from the American Bureau of
Shipping.

The Crystal Sea is the newest generation of our existing Crystal technology. In the view of management, the Crystal Sea has advantages over competing models including a smaller footprint, a simple operating system, no requirement for back washing or flushing with fresh water or sea water, therefore reduced maintenance, very little use of water and no moving parts, except for a pump. In addition to that, the oil removed using the Genoil bilge cleaner is dry enough and of a quality that it can be reused by other utilities aboard.

With all new 2007 built ships required to have bilge water cleaners that meet the higher international pollution standards and all ships built prior to 2007 having to meet those standards by 2009, there is a tremendous opportunity for Genoil to penetrate this market. Genoil is marketing the Crystal Sea globally, targeting shipyards, ship designers, ship owners, cruise lines, and navies.

Genoil is partnering with a Canadian testing advisor to the cruise ship and ferry industries in order to set up testing agreements with various ship owners. As the oily water separator market is a mature market with several well-known and established companies who dominate sales, Genoil believes future testing agreements will help overcome the challenge.

While Divicom USA, a well-respected fabricator and manufacturer of oil, gas and marine equipment in
Houston, Texas will manufacture the Crystal Sea for the Company, Genoil is also considering manufacturing partners in China.

The Company continues to focus its efforts on securing commercial applications for its heavy oil upgrading and oil-water separation technologies and exploring new avenues in energy related industries.

BUSINESS PROSPECTS

During the year ended December 31, 2007, the Company started generating revenues from some projects it is working on under a Joint Operating Agreement with Aquamation Inc. The Company does not expect to generate significant revenue or cash flow from its technologies or services in the first quarter of 2008, and possibly beyond.

The Company expects revenue and cash flow to be generated in staged phases following the execution of definitive agreements for the design, implementation and procurement of its GHU® systems and/or the licensing of its intellectual property.

The Corporation has accumulated losses of $55 million to date and is not realizing any cash flow as it has not to date attained commercial operations in connection with its various patents and technology rights.

Since inception, Genoil has principally been a technology development company. Since 2005, commercialization efforts have been underway for Genoil’s GHU®. Genoil is marketing its GHU® (and related engineering and design services) to refiners and producers of sour, heavy crude around the world. The Company believes that there is strong market potential for this technology. The commercialization of Genoil’s GHU® represents the next key phase in the Company’s growth.

ACTIVITIES

On April 25th, 2007 the Company had announced that it entered into a definitive testing agreement with
Hebei Zhongjie Petrochemical Group Company Ltd. (HZ) for testing of their heavy oil at Genoil's pilot plant, following a letter of intent signed in October 2006. The oil samples of the M180 and HZ refining residual oil blend were shipped to Genoil’s pilot facility and testing was completed in September 2007 with expected results, showing a significant improvement in the quality of upgraded oil versus the feed stock after processing through the GHU®. Genoil has also completed all laboratory analysis, and a set of results and upgraded oil samples were sent to a laboratory in China.

The final design and operating conditions for the Genoil GHU® upgrader installation will be established based on the data gathered during this testing phase, allowing Genoil to complete the FEED (Front End
Engineering & Design) package for the proposed 20,000 bpd Genoil GHU(GHU®) upgrading complex at
Hebei Zhongjie’s refinery in Nampaihe Town, Huanghua City, Hebei, China. Construction remains subject to the completion of the definitive agreement between the parties and appropriate financing. The project is on schedule with an estimated completion and start-up date of late 2009 or beginning of 2010.

Continuing with the GHU® commercialization efforts, Genoil announced in October that it had signed a binding Memorandum of Understanding (MoU) with Stone & Webster International, Inc. (SWI). Under this MoU both parties will jointly participate in the marketing and further development of the GHU®
technology and will share the royalties from the licensing of the GHU® technology. SWI, a wholly owned subsidiary of The Shaw Group Inc. (NYSE: SGR), is a global leader in the development,

engineering, design and construction of facilities supporting domestic and international power generation.

Genoil Inc. appointed new experienced staff to manage its global business development and Middle
East operations, for globally promoting the company’s GHU® heavy oil upgrading technology in that area. In addition to this and with regards to the efforts towards the commercialization of the new
Crystal Sea bilge water treatment system, Genoil also appointed an exclusive marketing and sales person.

In November 2007 Genoil started working on two gas metering plant projects together with Aquamation
Inc., a Houston-based process equipment company. Under a Joint Operating Agreement Genoil will supply Aquamation with Engineering Services on an hourly billing rate plus expenses.

In August 2006, Genoil and Steaua Romana, a Romanian refining group, signed a Memorandum of
Understanding to upgrade the residues of their 11,000 bpd refinery. Genoil has submitted new simulation numbers to them, which are now undergoing economic evaluation.

As another step in its intellectual property protection, Genoil’s GHU® technology patent has been approved by the Canadian Intellectual Property Office on September 29, 2007, with patent number
2,306,069. The US patent had been issued in February 2006.

The Company negotiated two further six month extensions of short term notes in connection with loans from entities affiliated with the Corporation's Chairman and Chief Executive Officer, the first in October
2007 and again in April 2008. Genoil had originally extended the maturity date of the original notes and also the term of the original warrants from April 6, 2007 until October 6, 2007. These notes now mature in October 2008.

In November the Company agreed to convert the long term notes held by a major investor into preferred shares. More detail can be found in the financial statements.

OVERALL PERFORMANCE

As the Company has no significant sales, cost of sales, discontinued operations or extraordinary items, discussion will focus on expenses and liquidity.

The Company generated $83,456 in revenues and expense recovery by providing engineering time to
Aquamation Inc. under a joint operating agreement.

SUMMARY OF QUARTERLY RESULTS

The following table provides a summary of the Company’s key financial performance measures for the quarter ended December 31, 2007 and the six preceding quarters:

SELECTED QUARTERLY DATA

	2006-Q2	2006-Q3	2006-Q4	2007-Q1	2007-Q2	2007-Q3	2007-Q4

Working capital (deficiency)	(1,688,531)	1,353,684	(92,638)	(1,185,888)	2,733	(630,875)	(2,188,244)

Long term debt	2,224,343	2,145,522	2,157,505	2,222,230	2,231,225	2,293,807	138,611

Total assets	5,464,250	7,969,449	6,481,575	5,436,438	6,513,147	5,428,009	5,239,657

Accumulated deficit	34,488,529	41,597,409	43,779,493	45,608,907	49,924,544	51,934,068	55,122,053

Cash flow used in operations	1,149,090	1,014,644	1,401,244	1,120,235	1,040,707	1,422,589	1,056,532

SELECTED EXPENSES

	2006-Q2	2006-Q3	2006-Q4	2007-Q1	2007-Q2	2007-Q3	2007-Q4

Human resources	443,716	353,009	778,675	591,757	673,864	651,865	530,241

Business development	256,025	246,501	278,995	280,555	259,671	112,410	175,697

Professional fees	172,684	107,372	346,163	114,836	116,980	88,311	301,473

The cost of human resources increased by 18% over 2006 due to the appointment of senior consultants and directors fees being classified as human resources as apposed to stock-based compensation in
2006.

Business development decreased by 29% due to a reduction in world wide travel by officers.
Professional fees are expected to remain high do to Sarbanes-Oxley requirements.

LIQUIDITY

The Company used $4.6 million cash in its operations during the year, less than the $5.6 million of
2006. It also deposited $125,000 on buying part of a demonstration upgrader that will be used in constructing a 700 bpd demonstration unit. The balance of $505,000 was paid by the end of February
2008.This was financed with a combination of residual cash, $2.8 mil from a private placement and
$778,000 from options exercised.

The Company’s operations continue to consume cash. As it has in the past, the Company will rely on its affiliates to infuse further funding to support its working capital requirements for the foreseeable future.

In April the Company negotiated a six month extension on 78% of the short term convertible notes and accrued interest that was due on April 6, 2007. These notes had an original face value of $760,785, have accrued interest of $95,109 and had 253,595 warrants attached. All the terms of the original agreement remained unchanged except for the term of the notes and warrants that have been extended for six months. These notes are held by parties related to a director and officer of the Company. On
October 6, 2007 the term on these notes was again extended by six months under the same conditions.
In April 2008 the notes were again extended by six months. This time the conversion price was lowered to $0.49 and the exercise price of the warrants was lowered to $0.64 to account for the lower market price of the Company’s shares. The balance of the notes, with an original face value of $208,040, was not extended and is now callable.

During May 2007, the Company arranged for a $1 million credit facility with its CEO and Chairman to ensure it has sufficient working capital during the following 12 months. This facility does not bear interest. Instead 600,000 warrants at $0.61 with a term of 12 months were issued to him.

On June 28, the Company successfully raised about C$2.8 million in an oversubscribed private placement. In total the Company issued 5,130,382 shares at US$0.52 and 1,282,596 warrants to raise
US$2,667,800. The warrants have an exercise price of US$0.78 and a term of three years.

In November, Genoil agreed to convert a long term convertible note held by a major investor into
2,785,681 convertible preference shares. Each preferred share will be convertible into four common shares of Genoil at $1.76 each. This is the same number of shares that the original note could be converted to. The result is that the Company is left with long term debt with a face value of $306,000.

The Company is confident that it will be able to raise sufficient capital to finance its continuing marketing efforts.

Genoil’s business is capital intensive, requiring cash infusions on a regular basis as it seeks to grow, develop and market its technologies. The Company is actively pursuing contracts for its GHU® and as a consequence, the demand for cash will not diminish in the short-run and cash flow is expected to continue to be negative for the foreseeable future.

The Company is not expected to be profitable during the ensuing twelve months and therefore must rely on securing additional funds from either issuance of debt or equity financing for cash consideration.

The Company’s use of cash may increase in the future as it expands operations to meet near term business opportunities. The Company will continue to review the prospects of raising additional debt and equity financing to support its operations until such time that its operations become self-sustaining.
While the Company is expending its best efforts to achieve the above plans, there is no assurance that any such activity will generate sufficient funds for operations.

COMMITMENTS AND CAPITAL EXPENDITURES

In December the company committed to buy part of a demonstration plant for $630,000. A deposit of
$125,000 was paid immediately with the remainder accrued at year end. The balance of $505,000 was paid by the end of February 2008.

OFF-BALANCE SHEET ARRANGEMENTS

The Company currently has no off-balance sheet arrangements.

RELATED PARTY TRANSACTIONS

See “Liquidity” above for details of funding arrangements made with the Chairman and CEO of the
Company.

ACCOUNTING POLICIES

There were no changes in accounting policies and adoption of new policies during the period is adequately disclosed in the consolidated financial statements. None of the new policies will have a significant impact on the Company.

The CICA plans to converge Canadian GAAP with International Financial Reporting Standards (“IFRS”)
over a transition period expected to end in 2011. The impact of the transition on the Company’s consolidated financial statements has yet to be determined.

FINANCIAL INSTRUMENTS

The Company adopted the requirements of S3855 during the year. Pursuant to this section, financial assets and liabilities are classified as either held for trading, available for sale, loans and receivables, investments held to maturity and other financial liabilities. Financial assets classified as held-for-trading and available-for-sale are measured on the balance sheet at fair value. Subsequent change in the fair value of held for trading financial assets is recognized into net income immediately. Changes in the fair value of financial assets available for sale are recorded in comprehensive income until the investment is derecognized or impaired at which time amounts would be recorded to net income. Loans and receivables, investments held to maturity and other financial liabilities are measured on the balance sheet at amortized cost. All derivative instruments of the Company, including those embedded in other financial instruments, are recorded at fair value and classified as held for trading.

On adopting Section 3855, the Company classified cash and equivalents as “held for trading” and receivables as “loans and receivables”. Accounts payable and accrued liabilities, due to related parties and convertible notes are classified as “other financial liabilities”. Adoption of this new standard did not have an impact on the Company’s consolidated financial statements.

OUTSTANDING SHARE DATA

The following table sets out the number of common voting shares if all convertible securities were converted into shares on December 31, 2007:

Number
Shares outstanding	232,912,757
Issuable under:
Options	39,091,250
Convertible preference shares	11,142,724
Warrants	7,026,528
Convertible notes	1,988,188

292,161,447

EVALUATION OF DISCLOSURE CONTROLS

Disclosure controls and procedures are designed to provide reasonable assurance that all relevant information is gathered and reported to senior management, including the Chief Executive Officer (CEO)
and Chief Financial Officer (CFO), on a timely basis so that appropriate decisions can be made regarding public disclosure.

For the year ended December 31, 2007 the CEO and CFO have evaluated the effectiveness of the
Company’s disclosure controls and procedures as defined in Multilateral Instrument 52-109 of the
Canadian Securities Administrators and as defined in the Securities Exchange Act of 1934 Rules 13a-15(e)
and 15d-15(e)) and have concluded that such controls and procedures were not effective because of the material weaknesses described in Management’s Report on Internal Control over Financial Reporting.

MANAGEMENT REPORT ON INTERNAL CONTROL

Management is responsible for establishing and maintaining adequate internal control over financial reporting of the Company. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with Canadian generally accepted accounting principles
(GAAP).

The Company's internal control over financial reporting includes those policies and procedures that

(i)	pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company;
(ii)	provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and
(iii)	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company's assets that could have a material effect on the financial statements.

A material weakness in internal controls is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the financial statements would not be prevented or detected on a timely basis by the Company.

We note, however, that a control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues including instances of fraud, if any, have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the controls. The design of any system of controls also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Over time, our control systems may become inadequate because of changes in conditions, or the degree of compliance with the policies or procedures may deteriorate. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected and could be material and require a restatement of our financial statements.

Management conducted an evaluation of the effectiveness of internal control over financial reporting based on the framework in Internal Control-Integrated Framework issued by the Committee of Sponsoring
Organizations of the Treadway Commission.

Based on this evaluation, management concluded that the Company's internal control over financial reporting was not effective as of December 31, 2007 due to the following material weakness:

•	The Company's accounting staff does not have sufficient technical accounting knowledge relating to accounting for income taxes, complex financial instruments and US GAAP and relied on the assistance of its auditors in understanding the related accounting and disclosure requirements on these matters. Management corrected any errors prior to the release of the Company's December
31, 2007 consolidated financial statements

Management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007 has been audited by BDO Dunwoody LLP, the Company’s independent registered public accounting firm, as stated in their report which appears herein.

Remediation to Address Material Weakness

In future the company will engage an independent account firm to provide the required expertise on complex accounting matters.

Changes in Internal Control over Financial Reporting

During the previous year the Company implemented a large number of small improvements to its internal control system, mainly implementing a top-down risk-based approach recently mandated by the SEC.

RISKS
The ability of the Company to continue as a going concern and to realize the carrying value of its assets and discharge its liabilities when due is dependent on the Company’s ability to continue to raise the necessary capital to fund the commercialization of its patents and technology rights. There is no certainty that the Company will be able to raise the necessary capital.

To date the Company has not achieved commercial operations from its various patents and technology rights. The future of the Company is dependent upon its ability to obtain additional financing to fund the development of commercial operations.

The Company has not earned profits to date and there is no assurance that it will earn profits in the future, or that profitability, if achieved, will be sustained. The commercialization of the Company’s technologies requires financial resources and there is no assurance that capital infusions or future revenues will be sufficient to generate the funds required to continue the Company’s business development and marketing activities. If the Company does not have sufficient capital to fund its operations, it may be required to forego certain business opportunities or discontinue operations entirely.

INTEREST RATE RISK

The Company is not exposed to significant interest rate price risk due to the short-term maturity of its monetary assets and liabilities and due to the long term convertible debenture not bearing interest.

FOREIGN CURRENCY RISK

The Company translates the results of its foreign operations into Canadian currency using rates approximating the average exchange rate for the year. The exchange rates may vary from time to time creating foreign currency risk. At December 31, 2007, the Company had certain obligations denominated in U.S. dollars and there were no contracts in place to manage this exposure. The
Company had approximately US$10,000 cash on hand, US$16,500 in deposits and US$2,000 included in accounts payable and accrued liabilities, which is subject to foreign exchange fluctuation.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this MD&A constitute forward-looking statements. These statements relate to future events or the Company's future performance. All statements other than statements of historical fact may be forward-looking statements. Forward-looking statements are often, but not always, identified by the use of words such as “seek”, “anticipate”, “budget”, “plan”, “continue”, “estimate”,
“expect”, “forecast”, “may”, “will”, “project”, “predict”, “potential”, “targeting”, “intend”, “could”, “might”,
“should”, “believe” and similar words suggesting future outcomes or statements regarding an outlook.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in such forward-looking statements. The Company believes the expectations reflected in those forward-looking statements are reasonable but no assurance can be given that these expectations will prove to be correct and readers are cautioned not to place undue reliance on forward-looking statements contained in this MD&A.

The forward-looking statements contained in this MD&A are made as of the date hereof and the
Company undertakes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except in accordance with applicable securities laws. The forward-looking statements contained in this MD&A are expressly qualified by this cautionary statement.